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                                                                  EXHIBIT 99.1

                                                         CONTACT: JIM KOSOWSKI
                                                                  304-234-2440

                                               RELEASE DATE: FEBRUARY 14, 2005


FOR IMMEDIATE RELEASE

                  WHEELING-PITTSBURGH CORPORATION ISSUES UPDATE
                    ON OPERATIONAL AND FINANCIAL EXPECTATIONS


WHEELING, WV, Feb. 14, 2005 -- Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) considers it appropriate to provide an update on operational and financial expectations in light of recently quantified effects of the previously announced Basic Oxygen Furnace (BOF) ductwork collapse, which occurred in December 2004. The Company intends to issue full fourth quarter and annual 2004 results on March 14, 2005, as previously scheduled.

         The Company expects fourth quarter operating income to be approximately $8 to $9 million on shipments of approximately 503,000 tons.

         Approximately 10,000 tons of shipments were lost as a result of the previously announced BOF ductwork collapse, which interrupted operations for 12 days in December. As expected, fourth quarter average selling prices per ton decreased slightly from third quarter, to about $740 per ton. Costs charged to operations in the fourth quarter are expected to be approximately $18 million more than in the third quarter. Higher costs were principally related to maintenance spending in connection with the planned outages that were taken at the Company's hot strip and finishing mills, as well as costs incurred during the 12-day period following the BOF ductwork collapse, during which there was minimal production. Raw material costs increased slightly above third quarter levels despite significantly less purchased coke in the fourth quarter as the Company achieved its targeted coke production levels in December.

                                      * * *

         The company is pursuing insurance recoveries for property damage related to the BOF ductwork collapse, for which the $2 million deductible was recorded in the fourth quarter. The estimated impact of the collapse on fourth quarter earnings was approximately $23 million, before the impact on profit sharing and VEBA. In addition, shipments in the first quarter of 2005 are expected to be negatively impacted by a further loss of 85,000 tons. A business interruption claim is being prepared which, after the deductible, is expected to be significant. No recognition will be made in the fourth quarter for the anticipated recovery under the business interruption claim.

                                    -- MORE -


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PAGE 2
WHEELING-PITTSBURGH CORPORATION
ISSUES UPDATE



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         "We wanted to give the investment community a sense of the financial consequences of the BOF ductwork collapse and continuing raw material issues to the Company," said James G. Bradley, Chairman, President and CEO, "BOF operations have resumed, and the start-up of our new EAF is progressing very well with production in December and January totaling 338 heats for 92,400 tons, versus the manufacturer's guaranteed performance of 186 heats and 46,500 tons, nearly double the expected production. We expect first quarter shipments to be in the 500-515,000 ton range."

         Wheeling-Pittsburgh Steel Corporation is a metal products company with approximately 3,100 employees. It has facilities in Steubenville, Mingo Junction, Yorkville and Martins Ferry, OH; Beech Bottom and Follansbee, WV; and Allenport, PA.

         Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. They involve a number of risks and uncertainties, which may cause actual results to differ materially from such forward-looking statements. For more information about these risks and uncertainties, please refer to Wheeling-Pittsburgh Corporation's annual report on Form 10-K for the period ending December 31, 2003, and other filings, with the Securities and Exchange Commission.

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